                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE:                                  CONTACT:
February 19, 2002 and Thereafter                        John N. Nelli,
                                                        Chief Financial Officer
                                                        (919) 653-1265
                                                        jnelli@tangram.com
                                                        ------------------

                     Tangram Announces Strong Fourth Quarter
                         and Year-end Operating Results

                    Asset Management Revenues Up 32% in 2001

Cary, N.C.-- February 19, 2002-- Tangram Enterprise Solutions, Inc. (NASDAQ:
TESI), a leader in the IT asset management market, today announced operating results for the fourth quarter and the year ended December 31, 2001.

For the quarter ended December 31, 2001, the company reported total revenues of $4.7 million, representing a 26% increase over third quarter 2001 revenues, and a 6.5% increase over revenues of $4.5 million for the comparable quarter in 2000. Fueling the growth, fourth quarter revenues from the company's core IT asset management offering grew 76%, when compared to fourth quarter 2000. The company went on to report net earnings of $213,000, or $0.01 per share, compared to net earnings of $49,000, or $0.00 per share, for the comparable quarter in 2000. On an EBITDA basis, the company's performance improved to $837,000 in the fourth quarter 2001, up from $221,000 in the fourth quarter of 2000.

Year over year, total revenues increased 10% to $15.4 million, up from $14.0 million in 2000. Contributing to this growth was a 32% increase in revenues from the company's core asset management offering. For the year, the company reported a loss of $1.8 million, or $0.11 per share, down from a loss of $3.9 million, or $0.24 per share, in 2000. The company significantly improved EBITDA performance, from a loss of $3.0 million in 2000 to a loss of $125,000 in 2001.

Norm Phelps, president and CEO of Tangram, stated, "We believe that our solid financial improvement clearly validates that Tangram's strategy and execution are right on track. There is a strong global demand for IT asset management, and the key elements of our business strategy are in place. We have an experienced and focused management team, superior technology and services, a corporate culture based on high levels of customer care, and a tight rein on expenses. With our strategy established and validated, we believe that we are now well positioned for continued growth in the years ahead."

"While other companies in our market space are reporting reductions in revenue, Tangram is achieving significant growth," said Ron Nabors, Tangram's senior vice president of worldwide sales and customer care. "This growth is a direct result of changes made to our sales strategy over the last year, which focus our sales team on spending more time with our customers to deliver tailored solutions that address their specific business pains. It is through these efforts that Tangram was able to increase asset management revenues by 32% year on year and nearly double the sales pipeline in 2001."

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Tangram Announces Strong Fourth Quarter Page 2 of 5

Other Highlights

     . With the August sales launch of Enterprise Insight(TM), Tangram successfully entered the nearly $5 billion lifecycle asset management market. Market acceptance of the new offering has been strong, with a growing percentage of the current pipeline assigned to Enterprise Insight.

     . Tangram released a major upgrade of Asset Insight(R), the company's best-of-breed asset tracking solution. License revenues from Asset Insight increased 34% in 2001 over the previous year. The new version featured software monitoring, which proved instrumental in signing several large fourth quarter customers, as well as PDA discovery and improved Web interfaces.

     . Increasing its customer base by 29% for the year, Tangram won significant asset management deals against its competitors in the fourth quarter across North America and Europe, including a world-leading, Switzerland-based financial services firm and a major federal government agency.

     . Resulting from increased attention on disaster recovery and security, the government sector accounted for 34% of new license revenues in the fourth quarter.

     . Despite a sluggish economy, Tangram improved product margins by 26%, validating the high value of Tangram's solutions and customer-focused sales strategy.

     . Year on year, revenue from asset management professional services increased 27% as a result of new service offerings, including Best Practices Business Analysis and Implementation services.

     . Tangram established an elite network of European distributors--serving Italy, Spain, Portugal, Scandinavia, Switzerland, Ireland, and the U.K.

Conference Call

Tangram will host an investor conference call later today, February 19, 2002, at 2:00 p.m. EST to discuss fourth quarter and year-end results. To access the live call, please dial 1-800-355-4959 approximately five minutes prior to the start of the call or visit Tangram's Web site at www.tangram.com. A replay of the call
                                           ---------------
will be available through Tangram's Web site for 14 days following the call. Additionally, the replay may be accessed by phone until February 26 by dialing 1-888-509-0082.

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Tangram Announces Strong Fourth Quarter Page 3 of 5

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (statements that are not historical facts and relate to future performance) that involve risks and uncertainties. These forward-looking statements are not guarantees of the future performance of Tangram and actual results may vary materially from the results and expectations discussed in this press release or in any other forward-looking statements made by or on behalf of the Company. Such forward looking statements, including statements about the market acceptance of our asset management offering, Enterprise Insight, as well as sales growth and profitability expectations, are based upon information available to management as of today's date. Tangram's quarterly and annual revenues and operating results are subject to a number of factors that make estimating our future operating results extremely uncertain and difficult to predict, particularly in the current downturn in technology spending. These factors include unanticipated discovery of bugs or other technical problems that could impact market acceptance of Enterprise Insight, as well as the substantial economic and political uncertainties related to the events of September 11 and the resulting actions by the United States and its allies, which could have an adverse effect on the company's business. Other risk factors include Tangram's reliance on key personnel to guide its efforts; competitive forces in the asset management markets in which Tangram participates; general economic and stock market conditions; and other risks identified and described in more detail in Tangram's SEC filings, including its Form 10-K for the year ended December 31, 2000 and subsequent filings with the SEC. There can also be no assurance that Tangram will be able to succeed or capitalize upon the opportunities in the asset management market, that Tangram will be able to successfully maintain compliance with Nasdaq's minimum bid price requirement, or that The Nasdaq SmallCap Market would not delist Tangram's common stock for other reasons in the future. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

On a related matter, on Friday, February 15, 2002, Tangram filed an amendment to the Company's June 2001 Form 10-Q to reflect the restatement of the Company's unaudited financial statements for the three and six-month periods ended June 30, 2001. The Company determined that there was an error in the calculation of capitalized software development costs for the three-month period ended June 30, 2001. As a result, $147,000 of capitalized software development costs should have been recognized as an expense when incurred.

The restatement resulted in an additional $147,000 of operating expense for the three- and six-month periods ended June 30, 2001 and a reduction of $147,000 in the net deferred software costs balance as of June 30, 2001. The Company's cash flows were not affected. The amended filing reflects an increase of $0.01 per share in the net loss for the six-month period ended June 30, 2001.

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Tangram Announces Strong Fourth Quarter Page 4 of 5

About Tangram (www.tangram.com)
               ---------------
Tangram Enterprise Solutions, Inc. is a leading provider of IT asset management solutions for large and midsize organizations across all industries, in both domestic and international markets. Tangram's core business strategy and operating philosophy center on delivering world-class customer care, creating a more personal and productive IT asset management experience through a phased solution implementation, providing tailored solutions that support evolving customer needs, and maintaining a leading-edge technical position. Today, Tangram's solutions manage more than 2 million workstations, servers, and other related assets. Tangram is a partner company of Safeguard Scientifics, Inc. (www.safeguard.com) (NYSE: SFE), a leader in identifying, developing, and
 -----------------
operating premier technology companies in the Internet infrastructure market with a focus on three sectors: software, communications, and eServices. To learn more about Tangram, visit www.tangram.com, or call 1-800-4TANGRAM.
                          ---------------

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Tangram Announces Strong Fourth Quarter Page 5 of 5


                            Statements of Operations
                    (in thousands, except per share amounts)

                                      Three months ended December 31      Year ended December 31
                                         2001              2000            2001            2000
                                      ----------------------------------------------------------
Revenues:
   Licenses and product               $  2,942          $  2,603        $  7,630        $  7,066
   Services                              1,800             1,849           7,776           6,918
                                      ----------------------------------------------------------
Total revenues                           4,742             4,452          15,406          13,984
 Cost of revenues                        1,098               771           4,149           3,908
                                      ----------------------------------------------------------

 Gross profit                            3,644             3,681          11,257          10,076

Operating expenses:

   Sales and marketing                   1,708             1,906           6,483           7,033
   General and administrative              914               687           3,266           3,301
   Research and development                763               943           3,140           3,425
                                      ----------------------------------------------------------
Total operating expenses                 3,385             3,536          12,889          13,759
                                      ----------------------------------------------------------

Income (loss) from operations              259               145          (1,632)         (3,683)

Other expense                              (46)              (96)           (176)           (199)
                                      ----------------------------------------------------------

Earnings (loss) before income taxes        213                49          (1,808)         (3,882)
Provision for income taxes                   0                 0               0               0
                                      ----------------------------------------------------------

Net earnings (loss)                   $    213          $     49        $ (1,808)       $ (3,882)
                                      ==========================================================

Earning (loss) per common share:

      Basic and diluted               $   0.01          $  (0.00)       $  (0.10)       $  (0.24)
                                      ==========================================================


Weighted average number of
    common shares outstanding:

      Basic                             19,406            16,406          18,912          16,269
                                      ==========================================================
      Diluted**                         19,444            16,406          18,912          16,269
                                      ==========================================================

     **Weighted average number of common shares outstanding on a diluted basis for the three-month period ended December 31, 2000 and the years ended December 31, 2001 and 2000 does not include common stock equivalents because the effect of inclusion of the exercise of stock options would be to reduce the loss per common share.

                                      # # #

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